Exhibit 23.1

GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

REGISTERED AUDITOR'S CONSENT

Gillespie & Associates, PLLC, of 10544 Alton Ave NE, Seattle, WA. 98125, do hereby consent to the use of our reports dated June 25th, 2015 on the financial statements of Somo, Inc. as of May 31, 2014 and 2015 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 22ND day of July 2015.

/S/ Gillespie & Associates, PLLC